EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HILAND PARTNERS, LP

Entity	Jurisdiction of Organization
Hiland Operating, LLC	Delaware
Hiland GP, LLC	Delaware
Hiland LP, LLC	Delaware
Hiland Energy Partners, LLC	Delaware
Continental Gas Operating, LP	Oklahoma
Hiland Partners, LLC	Oklahoma